Exhibit 99.1

FOR IMMEDIATE RELEASE

IFF’s Executive Vice President &

Head of Supply Chain Beth E. Ford Steps Down

NEW YORK, N.Y., December 15, 2011 – International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today announced that Beth E. Ford, Executive Vice President and Head of Supply Chain, has notified the company that she will be stepping down on January 11, 2012 to take a senior leadership role outside the organization. The company is proactively reviewing candidates and expects to name a successor in the near future.

“Beth has been instrumental in our efforts to optimize our integrated supply chain” said Doug Tough, Chairman and Chief Executive Officer. “Her deep operational experience and business knowledge have been great assets to our company, and we wish Beth much success in her new role.”

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionery and food products. The Company leverages its competitive advantages of consumer insight, research and development, creative expertise, and customer intimacy to provide customers with innovative and differentiated product offerings. A member of the S&P 500 Index, IFF has more than 5,500 employees working in 33 countries worldwide. For more information, please visit our website at www.iff.com.

Investor Relations:

Michael DeVeau

212-708-7164